Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2017 RESULTS,
PROVIDES OPERATIONAL UPDATE AND INCREASES 2017 GUIDANCE ESTIMATES

DALLAS, Texas, August 2, 2017 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2017. This release is divided into two parts—first, a “Summary and Highlights” section that summarizes key production and financial results for the three months ended June 30, 2017, and second, a section providing additional details related to the Company’s second quarter 2017 results and a detailed operations update.

Part I - Summary and Highlights

Second Quarter 2017 Highlights

Sequential Results

•
Average daily oil production increased 6% sequentially from approximately 18,300 barrels per day in the first quarter of 2017 to approximately 19,400 barrels per day in the second quarter of 2017. Matador’s second quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

•
Average daily natural gas production increased 19% sequentially from approximately 88.1 million cubic feet per day in the first quarter of 2017 to approximately 105.0 million cubic feet per day in the second quarter of 2017. Matador’s second quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

•
Average daily oil equivalent production increased 12% sequentially from approximately 33,000 barrels of oil equivalent (“BOE”) per day (56% oil) in the first quarter of 2017 to approximately 36,900 BOE per day (53% oil) in the second quarter of 2017. Matador’s second quarter 2017 average daily oil equivalent production (BOE basis) was the best quarterly result in the Company’s history.

•
Delaware Basin average daily oil equivalent production increased 13% sequentially from approximately 24,500 BOE per day (consisting of 15,700 barrels of oil per day and 53.1 million cubic feet of natural gas per day) in the first quarter of 2017 to approximately 27,600 BOE per day (consisting of 16,600 barrels of oil per day and 65.9 million cubic feet of natural gas per day) in the second quarter of 2017. The Delaware Basin contributed 86% of Matador’s daily oil production, 63% of daily natural gas production and 75% of daily oil equivalent production in the second quarter of 2017.

•
Matador reported net income attributable to Matador Resources Company shareholders (GAAP basis) of $28.5 million, or earnings of $0.28 per diluted common share, in the second quarter of 2017, a decrease of 35% sequentially, as compared to net income attributable to Matador Resources Company shareholders (GAAP basis) of $44.0 million, or earnings of $0.44 per diluted common share, in the first quarter of 2017. This decrease in net income was primarily attributable to a decline in realized oil and natural gas prices of 9% and 14%, respectively, as well as changes in certain non-cash items, including a decrease in unrealized hedging gains, an increase in depletion, depreciation and amortization expenses and an increase in stock-based compensation expenses in the second quarter of 2017, as compared to the first quarter of 2017.

•
Matador’s adjusted net income attributable to Matador Resources Company shareholders (a non-GAAP financial measure) decreased 37% sequentially from $17.4 million, or adjusted earnings of $0.17 per diluted common share, in the first quarter of 2017 to $10.9 million (non-GAAP), or adjusted earnings of $0.11 per diluted common share, in the second quarter of 2017, primarily attributable to a decline in realized oil and natural gas prices, as well as changes in certain non-cash items.

•
Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items attributable to Matador Resources Company shareholders (“Adjusted EBITDA,” a non-GAAP financial measure) increased 4% sequentially from $70.0 million in the first quarter of 2017 to $72.7 million in the second quarter of 2017.

Year-Over-Year Results

•
Matador’s net income (loss) attributable to Matador Resources Company shareholders (GAAP basis) increased from a net loss (GAAP basis) of $105.9 million, or a loss of $1.15 per diluted common share, in the second quarter of 2016 to net income (GAAP basis) of $28.5 million, or earnings of $0.28 per diluted common share, in the second quarter of 2017.

•
Matador’s adjusted net income (loss) attributable to Matador Resources Company shareholders (a non-GAAP financial measure) increased from an adjusted net loss (non-GAAP) of $1.3 million, or an adjusted loss of $0.01 per diluted common share, in the second quarter of 2016 to adjusted net income (non-GAAP) of $10.9 million, or adjusted earnings of $0.11 per diluted common share, in the second quarter of 2017.

•
Matador’s Adjusted EBITDA attributable to Matador Resources Company shareholders (a non-GAAP financial measure) increased 87% year-over-year from $38.9 million in the second quarter of 2016 to $72.7 million in the second quarter of 2017.

•	Year-over-year, from the second quarter of 2016 to the second quarter of 2017:

•	Average daily oil production increased 44% from approximately 13,500 barrels per day to approximately 19,400 barrels per day;

•	Average daily natural gas production increased 21% from approximately 87.0 million cubic feet per day to approximately 105.0 million cubic feet per day; and

•	Average daily oil equivalent production increased 32% from approximately 28,000 BOE per day to approximately 36,900 BOE per day.

Proved Reserves at June 30, 2017

•
Oil, natural gas and total proved reserves at June 30, 2017 were each all-time highs for Matador. Matador’s total proved oil and natural gas reserves increased 27% in the first six months of 2017 from 105.8 million BOE (consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas) at December 31, 2016 to 134.4 million BOE (consisting of 75.0 million barrels of oil and 356.5 billion cubic feet of natural gas) at June 30, 2017. At June 30, 2017, approximately 56% of Matador’s total proved oil and natural gas reserves were oil and approximately 41% were proved developed reserves. At June 30, 2017, the Delaware Basin accounted for approximately 80% of the Company’s total proved oil and natural gas reserves.

Acreage and 3-D Seismic Acquisitions

•
During the second quarter of 2017 and through August 2, 2017, Matador acquired approximately 8,300 net acres in the Delaware Basin, mostly in and around its existing acreage positions. Matador incurred capital expenditures of approximately $28 million during this period to acquire not only this additional acreage, but also new 3-D seismic data across portions of its Wolf asset area.

Significant Well Results

Significant well results included in this earnings release include the following:

•
The D. Culbertson 26-15S-36E TL State #234H (D. Culbertson #234H) well, Matador’s first Wolfcamp D horizontal well located on the eastern side of its Twin Lakes asset area in northern Lea County, New Mexico, tested approximately 600 BOE per day (82% oil) during a 24-hour initial potential test, including 493 barrels of oil per day and 640 thousand cubic feet of natural gas per day, from a completed lateral length of approximately 4,400 feet. Matador is pleased and encouraged with the initial results from this discovery well, which the Company believes confirms its exploration concept and validates the prospectivity of the Wolfcamp D in the Twin Lakes asset area. To Matador’s knowledge, this discovery well is the northernmost horizontal test of the Wolfcamp formation in New Mexico, and this well demonstrates the potential for horizontal exploitation and development of the Wolfcamp formation far to the north of the most active areas of current drilling in the Wolfcamp play in the Delaware Basin. Overall, the D. Culbertson #234H well provides Matador with a solid first step in the Company’s understanding of the Wolfcamp D formation in this area, and Matador looks forward to the further delineation, testing and commercialization of its Twin Lakes asset area. More specifically, given the encouraging results from the D. Culbertson #234H well, Matador also looks forward to the next step in the delineation of this play, which is to drill a second Wolfcamp D test on the western portion of its Twin Lakes acreage position later this fall. Further, Matador acquired approximately 800 net acres near the D. Culbertson #234H well at the July 2017 State of New Mexico lease sale.

•
The Stebbins 20 Federal #123H well, Matador’s first operated Second Bone Spring completion in its Arrowhead asset area in Eddy County, New Mexico, tested 1,010 BOE per day (82% oil) during a 24-hour initial potential test. This well has shown minimal production decline, having produced approximately 61,000 BOE in its first two months on production.

•
The Guitar 10-24S-28E RB #205H well, Matador’s first Wolfcamp A-Lower test in the Rustler Breaks asset area in Eddy County, New Mexico, flowed 1,155 BOE per day (75% oil) during a 24-hour initial potential test. This test validates the Wolfcamp A-Lower as another completion target in the Rustler Breaks asset area.

•
The Joe Coleman 13-23S-27E RB #206H and the Kathy Coleman 14-23S-27E RB #206H wells, both Wolfcamp A-XY completions in the northwestern portion of the Rustler Breaks asset area in Eddy County, New Mexico, flowed 1,840 BOE per day (75% oil) and 1,755 BOE per day (75% oil), respectively, during 24-hour initial potential tests. These are two of the best Wolfcamp A-XY wells that Matador has drilled in the Rustler Breaks asset area and, along with the Tom Walters 12-23S-27E RB #203H well completed in the first quarter of 2017, continue to confirm the prospectivity of the Wolfcamp A-XY interval across the Rustler Breaks asset area.

•
The Falls City #1H and #2H wells, two Eagle Ford completions in northern Karnes County, Texas, flowed 1,597 BOE per day (91% oil) and 1,641 BOE per day (90% oil), respectively, during 24-hour initial potential tests. These two wells were turned to sales late in the second quarter of 2017.

•
The Martin Ranch C #11H well and the Martin MAK D #49H and D #50H wells, three Eagle Ford completions in La Salle County, Texas, flowed 1,079 BOE per day (94% oil), 1,318 BOE per day (92% oil) and 1,223 BOE per day (91% oil), respectively, during 24-hour initial potential tests. These three wells, one of which was drilled in record time, were turned to sales early in the third quarter of 2017 and did not contribute to second quarter production volumes. Matador is very pleased with the production and operational results of its five-well operated Eagle Ford drilling program, which is now complete for 2017. As a result of this five-well program, all of Matador’s Falls City and Martin Ranch acreage is now held by production, which results in Matador’s Eagle Ford acreage position being almost entirely held by production or not burdened by any lease expirations in the near future.

2017 Updated Guidance Estimates, Including Increased Production Estimates

•
As of August 2, 2017, Matador provided updated 2017 guidance estimates, including increased production estimates. These updated guidance estimates assume five operated drilling rigs operating in the Delaware Basin throughout the third and fourth quarters of 2017. Matador expects to continue to focus the remainder of its capital expenditures in the Delaware Basin for the rest of 2017, with the exception of small amounts of capital to maintain or extend leases or to participate in non-operated well opportunities that may become available in the Eagle Ford and Haynesville shales.

Full-year 2017 guidance estimates, as updated on August 2, 2017, are as follows.

(1)
Oil production of 7.1 to 7.3 million barrels (increased from 6.9 to 7.2 million barrels), an increase of 41% at the midpoint of updated 2017 guidance, as compared to 5.1 million barrels produced in 2016;

(2)
Natural gas production of 35.0 to 37.0 billion cubic feet (increased from 33.0 to 35.0 million cubic feet), an increase of 18% at the midpoint of updated 2017 guidance, as compared to 30.5 billion cubic feet produced in 2016;

(3)
Total oil equivalent production of 12.9 to 13.5 million BOE (increased from 12.4 to 13.0 million BOE), an increase of 30% at the midpoint of 2017 guidance, as compared to 10.2 million BOE produced in 2016;

(4)
Drilling and completions capital expenditures (including equipping wells for production) of $400 to $420 million (unchanged from May 3, 2017), including capital expenditures associated with non-operated well opportunities;

(5)
Midstream capital expenditures of $56 to $64 million (unchanged from May 3, 2017), which represents Matador’s 51% share of an estimated capital expenditure budget of $110 to $125 million for San Mateo Midstream, LLC (“San Mateo”), the Company’s midstream joint venture; and

(6)
Adjusted EBITDA (a non-GAAP financial measure) of $260 to $280 million (increased from $255 to $275 million), an increase of 71% at the midpoint of updated 2017 guidance, as compared to 2016 Adjusted EBITDA of $157.9 million. Updated Adjusted EBITDA guidance is based on estimated average realized prices for the second half of 2017 of $44.00 per barrel for oil (West Texas Intermediate average oil price of $46.50 per barrel per oil, less $2.50 per barrel of estimated price differentials, using the forward strip for oil prices as of late July 2017, and including year-to-date results) and $2.96 per thousand cubic feet for natural gas (NYMEX Henry Hub average natural gas price using the forward strip for natural gas as of late July 2017 and assuming regional price differentials and uplifts from natural gas processing roughly offset, and including year-to-date results). These 2017 estimates reflect Matador’s 51% ownership in San Mateo.

Third Quarter 2017 Production Growth Estimates

As noted in both Matador’s prior earnings releases and its Analyst Day presentation on March 23, 2017, the Company has planned for more multi-well pad drilling on its Delaware Basin acreage in 2017 than in previous years, which will continue to cause the cadence of its production growth to be somewhat uneven from quarter to quarter.  Matador’s sequential production growth was higher than projected in the second quarter of 2017 due to several wells in the Company’s Rustler Breaks asset area that exceeded its expectations for both oil and natural gas production and to the better-than-expected results associated with three non-operated Haynesville shale wells completed in the second quarter (along with flush production from offsetting Haynesville shale shut-in wells returned to production following the completion operations on the new wells), which resulted in much higher-than-expected natural gas production in the second quarter. In the third quarter, oil production growth should benefit from early production attributable to Matador’s five-well drilling program in the Eagle Ford shale, as two of those wells were turned to sales late in the second quarter and three were turned to sales early in the third quarter of 2017; however, the Company has a number of shut-in periods scheduled for producing wells in the Rustler Breaks, Wolf and Arrowhead asset areas in the third quarter, as new offsetting wells are completed in these areas. Given the stronger-than-expected growth in natural gas production observed in the second quarter of 2017, natural gas production for 2017 is likely to peak in the third quarter as initial production from the recently completed Haynesville shale wells and the flush production from the associated offset wells decline in the second half of 2017.

As to the third quarter of 2017 specifically, Matador estimates that its oil production will increase by 5 to 7% and that its natural gas production will increase by 2 to 4%, resulting in sequential total oil equivalent production (BOE basis) growth of 4 to 6% from the second quarter of 2017.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
Net Production Volumes:(1)
Oil (MBbl)(2)	1,767	1,649	1,230
Natural gas (Bcf)(3)	9.6	7.9	7.9
Total oil equivalent (MBOE)(4)	3,360	2,970	2,550
Average Daily Production Volumes:(1)
Oil (Bbl/d)	19,423	18,323	13,516
Natural gas (MMcf/d)(5)	105.0	88.1	87.0
Total oil equivalent (BOE/d)(6)	36,922	32,999	28,022
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$46.01	$50.72	$42.84
Oil, with realized derivatives (per Bbl)	$46.34	$49.73	$43.29
Natural gas, without realized derivatives (per Mcf)	$3.40	$3.94	$2.10
Natural gas, with realized derivatives (per Mcf)	$3.39	$3.86	$2.34
Revenues (millions):
Oil and natural gas revenues	$113.8	$114.8	$69.3
Third-party midstream services revenues	$2.1	$1.6	$0.9	(13)
Realized gain (loss) on derivatives	$0.6	$(2.2)	$2.5
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.83	$3.98	$4.14
Lease operating	$4.77	$5.31	$4.78	(14)
Plant and other midstream services operating	$0.88	$0.79	$0.42
Depletion, depreciation and amortization	$12.28	$11.45	$12.25
General and administrative(7)	$5.11	$5.50	$5.18
Total(8)	$26.87	$27.03	$26.77
Net income (loss) (millions)(9)	$28.5	$44.0	$(105.9)
Earnings (loss) per common share (diluted)(9)	$0.28	$0.44	$(1.15)
Adjusted net income (loss) (millions)(9)(10)	$10.9	$17.4	$(1.3)
Adjusted earnings (loss) per common share (diluted)(9)(11)	$0.11	$0.17	$(0.01)
Adjusted EBITDA (millions)(9)(12)	$72.7	$70.0	$38.9

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $2.09, $1.40 and $1.30 per BOE of non-cash, stock-based compensation expense in the second quarter of 2017, first quarter of 2017 and the second quarter of 2016, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(13) Reclassified from other income due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(14) $0.42 per BOE reclassified to plant and other midstream services operating expenses due to the midstream segment becoming a reportable segment in the third quarter of 2016.

A short presentation summarizing the highlights of Matador’s second quarter 2017 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “Not only was Matador’s average daily oil equivalent production (BOE basis) in the second quarter of 2017 the best quarterly result in the Company’s history, but our financial results also continued to be very strong. The Board, the management group and I would all like to express our appreciation to the entire Matador staff for its strong execution. It was a great team effort. As a result of this strong operating performance in the first half of 2017, Matador is pleased today to raise its production and Adjusted EBITDA guidance for the remainder of 2017, while keeping our capital spending estimates unchanged, as we continue to execute our 2017 business plan and prepare for 2018 and beyond.

“The northern Delaware Basin continues to be the main focus of our exploration and production activities, and we continue to be very pleased with the results we are achieving in each of our key asset areas across the basin. Our Delaware Basin average daily oil equivalent production increased 13% sequentially from the first quarter of 2017 and 90% from the second quarter of 2016. In the second quarter of 2017, our average daily oil equivalent production from the Delaware Basin was 27,600 BOE per day, comprising approximately 75% of the Company’s average daily oil equivalent production. In addition, our total proved reserves increased 27% in the first six months of 2017 from 105.8 million BOE at December 31, 2016 to 134.4 million BOE at June 30, 2017, and the Delaware Basin comprises 80% of our total proved reserves. This increase in total proved reserves reflects not only the success of our drilling and completions operations, but also our success in acquiring additional acreage in and around areas actively being drilled in the Delaware Basin. Detailed information is contained herein on various successful wells we have recently drilled and completed—both exploratory and development—in this area. In this regard, our asset teams were pleased to report meaningful wells and successful tests of new formations in all of our key asset areas in the Delaware Basin.

“Of particular interest this quarter was our first exploratory test of the Wolfcamp D formation in the Twin Lakes asset area, the D. Culbertson #234H well, in northern Lea County, New Mexico. Matador is pleased and encouraged by the initial results from this discovery well, which we believe confirms our exploration concept and validates the prospectivity of the Twin Lakes asset area. The drilling and completion of the D. Culbertson #234H well provides a solid first step in our understanding of the Wolfcamp D formation in this area, and we expect further improvements as we gain additional knowledge and experience from this well and future tests of the Wolfcamp D formation and as we seek to delineate our Twin Lakes acreage position from east to west.

“We are also very pleased with the better-than-expected results of our five-well drilling program in the Eagle Ford shale in Karnes and La Salle Counties in South Texas. Each of these wells, which were completed and turned to sales from mid-June to early July, flowed between 1,100 and 1,700 BOE per day (91% oil on average) on choke sizes of 20 to 22/64-inch during 24-hour initial potential tests, and early performance from these wells is comparable to or better than some of Matador’s best Eagle Ford wells. Despite a two-year hiatus in Eagle Ford drilling, our operations teams drilled and completed these five wells very efficiently and demonstrated the ability to complete as many as ten fracturing stages in a single day. Further, we believe that we were successful in transferring our most recent stimulation techniques in the Delaware Basin to the completion of these new Eagle Ford wells. The initial production from these newly completed wells has almost doubled Matador’s average daily oil equivalent production from the Eagle Ford shale, as compared to its second quarter 2017 Eagle Ford production levels.

“As in previous quarters, we continued to strategically add to and improve our acreage position in the Delaware Basin at attractive prices during the second quarter of 2017. This additional acreage was acquired primarily in and near our existing asset areas in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas. We also executed several key acreage trades with other operators during the second quarter of 2017, which improved our ability to operate in certain areas while actually increasing our operated well locations in others.

“Matador ended the second quarter with approximately $131 million in cash on hand and no borrowings under our credit facility, which, along with our anticipated cash flows, puts Matador in a very strong and well-funded capital position to execute our drilling and midstream programs throughout the remainder of 2017. Matador currently expects to continue operating five rigs drilling oil and natural gas wells in the Delaware Basin throughout the remainder of 2017, although we have considerable operational flexibility to modify our drilling program based upon fluctuations in commodity prices and other factors. We look forward to delivering strong results again in the second half of 2017 as we begin to solidify our plans for 2018.”

Part II - Detailed Financial Results and Operations Update

Operating and Financial Results — Second Quarter 2017

Production and Revenues

Average daily oil equivalent production increased 12% sequentially from 32,999 BOE per day (56% oil) in the first quarter of 2017 to 36,922 BOE per day (53% oil) in the second quarter of 2017, and increased 32% year-over-year from 28,022 BOE per day (48% oil) in the second quarter of 2016. Matador’s increased oil production in the second quarter of 2017 exceeded the Company’s expectations resulting from better-than-expected initial results from several of the Company’s new wells in the Delaware Basin, and particularly in the Rustler Breaks asset area. Matador’s second quarter 2017 average daily oil equivalent production was the best quarterly result in the Company’s history.

Average daily oil production increased 6% sequentially from 18,323 barrels per day in the first quarter of 2017 to 19,423 barrels per day in the second quarter of 2017, and increased 44% year-over-year from 13,516 barrels per day in the second quarter of 2016. Matador’s second quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

Average daily natural gas production increased 19% sequentially from 88.1 million cubic feet per day in the first quarter of 2017 to 105.0 million cubic feet per day in the second quarter of 2017, and increased 21% year-over-year from 87.0 million cubic feet per day in the second quarter of 2016. Matador’s increased natural gas production in the second quarter of 2017 was attributable not only to strong well results from the Delaware Basin, but also to the higher-than-expected initial contributions from three previously drilled Haynesville shale wells that were completed and turned to sales by an affiliate of Chesapeake Energy Corporation (“Chesapeake”) in the second quarter of 2017 (along with flush production from offsetting Haynesville shale shut-in wells returned to production following the completion operations on the new wells). Matador’s second quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

Matador’s Delaware Basin average daily oil equivalent production was 27,622 BOE per day (75% of total oil equivalent production) in the second quarter of 2017, consisting of 16,645 barrels of oil per day (86% of total oil production) and 65.9 million cubic feet of natural gas per day (63% of total natural gas production). Matador’s Delaware Basin oil equivalent production increased 13% sequentially, as compared to 24,535 BOE per day in the first quarter of 2017, and increased 90% year-over-year, as compared to 14,525 BOE per day in the second quarter of 2016.

Oil and natural gas revenues were largely unchanged from $114.8 million in the first quarter of 2017, as compared to $113.8 million in the second quarter of 2017, but increased 64% year-over-year from $69.3 million in the second quarter of 2016. The increase in oil and natural gas production noted above helped to offset declining oil and natural gas prices during the second quarter of 2017, resulting in almost no change in oil and natural gas revenues between the first and second quarters of 2017. Realized oil prices decreased 9% from $50.72 per barrel in the first quarter of 2017 to $46.01 per barrel in the second quarter of 2017, but increased 7% from $42.84 per barrel in the second quarter of 2016. Realized natural gas prices decreased 14% from $3.94 per thousand cubic feet in the first quarter of 2017 to $3.40 per thousand cubic feet in the second quarter of 2017, but increased 62% from $2.10 per thousand cubic feet in the second quarter of 2016. Realized oil prices declined in the second quarter of 2017 as a result of both lower West Texas Intermediate oil prices, as well as somewhat higher oil price differentials, which were $2.13 per barrel in the second quarter, as compared to $1.06 per barrel in the first quarter of 2017. Realized natural gas prices were lower in the second quarter of 2017 as a result of both lower natural gas liquids (“NGL”) prices, particularly the heavier components reflecting lower oil prices, and somewhat wider basis differentials in the Delaware Basin. Including its NGL revenues in the realized average natural gas price, Matador reported an uplift of $0.32 per thousand cubic feet above the NYMEX Henry Hub average natural gas prices in the second quarter of 2017, as opposed to $0.92 per thousand cubic feet in the first quarter of 2017.

Third-party midstream services revenues increased 35% sequentially from $1.6 million in the first quarter of 2017 to $2.1 million in the second quarter of 2017, and increased 129% year-over-year from $0.9 million in the second quarter of 2016. The sequential and year-over-year increases primarily reflect increased third-party natural gas processing and transportation revenues in the second quarter of 2017, as compared to the first quarter of 2017 and the second quarter of 2016. Third-party midstream services revenues are those revenues from midstream operations related to third parties, including working interest owners in Matador-operated wells; all revenues from Matador-owned production are eliminated in consolidation. Overall, including those midstream revenues attributable to Matador’s operations, total midstream services revenues increased 18% sequentially from the first quarter of 2017 and increased 228% from the second quarter of 2016.

Total realized revenues, including realized hedging gains and losses and third-party midstream services revenues, increased 2% sequentially from $114.2 million in the first quarter of 2017 to $116.4 million in the second quarter of 2017, and increased 60% year-over-year from $72.7 million in the second quarter of 2016. Realized hedging gains from oil and natural gas hedges were $0.6 million in the second quarter of 2017, as compared to realized hedging losses of $2.2 million in the first quarter of 2017 and realized hedging gains of $2.5 million in the second quarter of 2016.

Net Income (Loss) and Earnings (Loss) Per Share

For the second quarter of 2017, Matador reported net income attributable to Matador Resources Company shareholders of approximately $28.5 million, or earnings of $0.28 per diluted common share on a GAAP basis, a decrease of 35% sequentially, as compared to net income attributable to Matador Resources Company shareholders of approximately $44.0 million, or earnings of $0.44 per diluted common share, in the first quarter of 2017, and as compared to a net loss attributable to Matador Resources Company shareholders of $105.9 million, or a loss of $1.15 per diluted common share, in the second quarter of 2016. The decrease in net income in the second quarter of 2017 was primarily attributable to a decline in realized oil and natural gas prices of 9% and 14%, respectively, as well as changes in certain non-cash items, including a decrease in unrealized hedging gains, an increase in depletion, depreciation and amortization expenses and an increase in stock-based compensation expenses in the second quarter of 2017, as compared to the first quarter of 2017.

Portions of the second quarter 2017 net income attributable to Matador Resources Company shareholders (GAAP basis) were specific non-cash or non-recurring items (including approximately $13.2 million in non-cash unrealized gain on derivatives and approximately $1.5 million in non-recurring stock-based compensation expenses attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors). Excluding those items from net income resulted in adjusted net income attributable to Matador Resources Company shareholders (a non-GAAP financial measure) of approximately $10.9 million, or adjusted earnings of $0.11 per diluted common share, as compared to adjusted net income attributable to Matador Resources Company shareholders of approximately $0.17 per diluted common share in the first quarter of 2017, and an adjusted net loss attributable to Matador Resources Company shareholders of approximately $0.01 per diluted common share in the second quarter of 2016.

Matador’s net income for the second quarter of 2017 was favorably impacted by (1) increased oil and natural gas production, (2) a realized gain on derivatives of $0.6 million, (3) a non-cash, unrealized gain on derivatives of $13.2 million, (4) no full-cost ceiling impairment in the quarter and (5) no income tax expense. Matador’s net income for the second quarter of 2017 was unfavorably impacted by (1) lower realized oil and natural gas prices, (2) a decrease in unrealized hedging gains, (3) increased non-cash expenses, including increased depletion, depreciation and amortization expenses and (4) increased non-cash stock-based compensation expenses, including, in particular, a one-time, non-recurring general and administrative expense of approximately $1.5 million attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors.

For a reconciliation of adjusted net income (non-GAAP) and adjusted earnings (loss) per diluted common share (non-GAAP) to net income (loss) (GAAP) and earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA attributable to Matador Resources Company shareholders, a non-GAAP financial measure, increased 4% sequentially from $70.0 million in the first quarter of 2017 to $72.7 million in the second quarter of 2017, and increased 87% year-over-year from $38.9 million in the second quarter of 2016. The sequential increase in Adjusted EBITDA was primarily attributable to the increases in both oil and natural gas production, which offset declines in realized oil and natural gas prices during the second quarter of 2017. The year-over-year increase in Adjusted EBITDA was primarily attributable to both the increases in oil and natural gas production and the increases in realized oil and natural gas prices between the second quarters of 2017 and 2016.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production taxes, transportation and processing

Production taxes, transportation and processing expenses on a unit-of-production basis decreased 4% sequentially from $3.98 per BOE in the first quarter of 2017 to $3.83 per BOE in the second quarter of 2017, and decreased 7% year-over-year from $4.14 per BOE in the second quarter of 2016. Production taxes remained relatively unchanged in the second quarter of 2017, as compared to the first quarter of 2017, resulting from almost no change in oil and natural gas revenues between the quarters, although year-over-year, production taxes increased 80%, primarily as a result of the 64% year-over-year increase in oil and natural gas revenues. Year-over-year, Matador realized a decrease in transportation and processing expenses, primarily as a result of the start-up in late August 2016 of the cryogenic natural gas processing plant in the Rustler Breaks asset area (the “Black River Processing Plant”). On a unit-of-production basis, these second quarter 2017 expenses also benefited from significantly higher daily oil equivalent production of 12% and 32%, respectively, as compared to the first quarter of 2017 and the second quarter of 2016.

Lease operating expenses (“LOE”)

Significantly, lease operating expenses on a unit-of-production basis decreased 10% sequentially from $5.31 per BOE in the first quarter of 2017 to $4.77 per BOE in the second quarter of 2017, and were essentially unchanged year-over-year from $4.78 per BOE in the second quarter of 2016. The sequential decrease in lease operating expenses on a unit-of-production basis was primarily attributable to higher daily oil equivalent production in the second quarter of 2017, as compared to the first quarter of 2017, but also resulted from lower workover expenses in the second quarter of 2017.

Plant and other midstream services operating expenses

Matador’s plant and other midstream services operating expenses increased 11% sequentially from $0.79 per BOE in the first quarter of 2017 to $0.88 per BOE in the second quarter of 2017, and increased 110% year-over-year from $0.42 per BOE in the second quarter of 2016. The increase in plant and other midstream services operating expenses is attributable to additional salt water disposal wells placed in service in the Wolf and Rustler Breaks asset areas during the first quarter of 2017, as well as to the overall increase in the scope of the Company’s midstream operations in the Delaware Basin since the second quarter of 2016. Matador’s plant and other midstream services operating expenses of $0.88 per BOE were in line with the Company’s projections of $0.90 per BOE for full-year 2017; year-to-date, these expenses have averaged $0.83 per BOE.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses on a unit-of-production basis increased 7% sequentially from $11.45 per BOE in the first quarter of 2017 to $12.28 per BOE in the second quarter of 2017, and remained essentially unchanged from $12.25 per BOE in the second quarter of 2016. The increase in DD&A expenses resulted from increased drilling and completion costs, primarily stimulation treatment costs, associated with the Company’s 2017 Delaware Basin drilling program. At June 30, 2017, DD&A expenses on a unit-of-production basis were below the Company’s full-year DD&A projection of $12.75 per BOE. The Company anticipates small quarterly increases in DD&A expenses on a unit-of-production basis for the remainder of 2017.

Full-cost ceiling impairment

Matador recorded no full-cost ceiling impairment for the second quarter of 2017, as reflected on the Company’s interim unaudited condensed consolidated statement of operations for the three months ended June 30, 2017.

General and administrative (“G&A”)

General and administrative expenses on a unit-of-production basis decreased 7% from $5.50 per BOE in the first quarter of 2017 to $5.11 per BOE in the second quarter of 2017. Year-over-year general and administrative expenses remained relatively unchanged from $5.18 per BOE in the second quarter of 2016. During the second quarter of 2017, general and administrative expenses included a one-time, non-recurring charge of approximately $1.5 million, which was attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors. General and administrative expenses for the second quarter of 2017 also included total non-cash, stock-based compensation expenses of $2.09 per BOE, as compared to $1.40 per BOE in the first quarter of 2017 and $1.30 per BOE in the second quarter of 2016. Excluding the non-cash, stock-based compensation expenses, cash-based general and administrative expenses decreased 26% to $3.02 per BOE in the second quarter of 2017 from $4.10 per BOE in the first quarter of 2017, and decreased 22% from $3.88 per BOE in the second quarter of 2016.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at June 30, 2017, December 31, 2016 and June 30, 2016.

	June 30, 2017	December 31, 2016	June 30, 2016
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	74,954	56,977	52,337
Natural Gas (Bcf)(4)	356.5	292.6	258.7
Total (MBOE)(5)	134,373	105,752	95,457
Estimated proved developed reserves:
Oil (MBbl)(3)	28,454	22,604	19,913
Natural Gas (Bcf)(4)	159.7	126.8	114.4
Total (MBOE)(5)	55,075	43,731	38,978
Percent developed	41.0%	41.4%	40.8%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	46,500	34,373	32,424
Natural Gas (Bcf)(4)	196.8	165.9	144.3
Total (MBOE)(5)	79,298	62,021	56,479
Standardized Measure (in millions)	$1,001.9	$575.0	$468.3
PV-10(6) (in millions)	$1,086.9	$581.5	$473.2

(1)	Numbers in table may not total due to rounding.

(2)
Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from July 2016 through June 2017 were $45.42 per Bbl for oil and $3.01 per MMBtu for natural gas, for the period from January 2016 through December 2016 were $39.25 per Bbl for oil and $2.48 per MMBtu for natural gas and for the period from July 2015 through June 2016 were $39.63 per Bbl for oil and $2.24 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold.

(3)	One thousand barrels of oil.

(4)	One billion cubic feet of natural gas.

(5)	One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(6)	PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 134.4 million BOE at June 30, 2017, an all-time high, consisting of 75.0 million barrels of oil and 356.5 billion cubic feet of natural gas (both also all-time highs), with a Standardized Measure of $1.0 billion (GAAP basis) and a PV-10, a non-GAAP financial measure, of $1.1 billion, an increase of 27% from estimated total proved oil and natural gas reserves of 105.8 million BOE at December 31, 2016, consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas, with a Standardized Measure of $575.0 million and a PV-10 of $581.5 million. The 74% increase in Standardized Measure and 87% increase in PV-10 at June 30, 2017, as compared to December 31, 2016, were primarily attributable both to the increase in total proved reserves and the increase in oil and natural gas prices used to determine Standardized Measure and PV-10. At June 30, 2017, the 12-month arithmetic averages of oil and natural gas prices used to estimate proved reserves were $45.42 per barrel and $3.01 per MMBtu, respectively, as compared to $39.25 per barrel and $2.48 per MMBtu, respectively, at December 31, 2016.

Proved oil reserves increased 32% from 57.0 million barrels at December 31, 2016 to 75.0 million barrels at June 30, 2017, and increased 43% from 52.3 million barrels at June 30, 2016. At June 30, 2017, approximately 56% of the Company’s total proved reserves were oil and 44% were natural gas. Approximately 41% of the Company’s total proved reserves were proved developed reserves at June 30, 2017, as compared to 41% at both December 31 and June 30, 2016.

The reserves estimates at all dates presented in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Drilling and Completion Activities

During the second quarter of 2017, Matador continued its focus on the exploration, delineation and development of the Company’s Delaware Basin acreage in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2017 operating four drilling rigs in the Delaware Basin and continued to do so throughout the first quarter. In late April 2017, Matador added a fifth drilling rig in the Delaware Basin and expects to operate five rigs in the Delaware Basin throughout the remainder of 2017, including three rigs in its Rustler Breaks and Antelope Ridge asset areas, one rig in its Wolf and Jackson Trust asset areas and one rig in its Ranger/Arrowhead and Twin Lakes asset areas. Matador still expects to direct over 90% of its estimated 2017 capital expenditures to drilling and completion and midstream operations in the Delaware Basin.

In July 2017, Matador took delivery of a sixth drilling rig on a temporary basis for the purpose of drilling a second salt water disposal well in the Rustler Breaks asset area for its midstream affiliate, San Mateo. The salt water disposal well will not be ready to spud until early August 2017 and, in the interim, Matador is using this rig to drill an additional oil and natural gas well in its Rustler Breaks asset area. At August 2, 2017, Matador had no plans to use this sixth rig to drill additional oil and natural gas wells for the remainder of 2017.

Matador also finished drilling its five-well program in the Eagle Ford shale in South Texas during the second quarter of 2017. Two of these wells, the Falls City #1H and #2H wells, were completed and turned to sales in mid-June 2017. The other three wells, the Martin Ranch C #11H well and the Martin MAK D #49H and D #50H wells, were completed and turned to sales in early July, and thus, did not contribute to second quarter 2017 production volumes. The rig used to drill these five wells was released in May, and Matador has no additional operated drilling activities planned in the Eagle Ford shale for the remainder of 2017.

Matador has built significant optionality into its drilling program. Three of its rigs are on longer-term contracts, with average remaining terms of approximately 18 months. The other three rigs, including the sixth rig to be used for drilling the second salt water disposal well at Rustler Breaks, are all on short-term contracts with obligations ranging from two months to six months. This affords Matador the opportunity to easily and quickly modify its drilling program as management may determine necessary based on changing commodity prices and other factors.

During the second quarter of 2017, Matador completed and turned to sales a total of 31 gross (17.6 net) horizontal wells in its various operating areas, including 18 gross (15.5 net) operated wells and 13 gross (2.1 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Operating Area	Gross	Net	Gross	Net	Gross	Net
Delaware Basin	16	13.5	5	0.7	21	14.2
Eagle Ford Shale	2	2.0	3	0.8	5	2.8
Haynesville Shale	0	0.0	5	0.6	5	0.6
Total	18	15.5	13	2.1	31	17.6

In particular, during the second quarter of 2017, Matador completed and turned to sales 21 gross (14.2 net) horizontal wells in its various asset areas in the Delaware Basin, including 16 gross (13.5 net) operated and five gross (0.7 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Operating Area	Gross	Net	Gross	Net	Gross	Net
Rustler Breaks	9	7.6	4	0.6	13	8.2
Wolf	5	4.2	0	0.0	5	4.2
Ranger	0	0.0	1	0.1	1	0.1
Arrowhead	1	0.7	0	0.0	1	0.7
Twin Lakes	1	1.0	0	0.0	1	1.0
Total	16	13.5	5	0.7	21	14.2

At August 2, 2017, Matador was on track with its projected 2017 drilling and completions program as outlined in its March 2017 Analyst Day presentation. At August 2, 2017, Matador had completed and turned to sales the eight gross (5.8 net) operated and non-operated wells anticipated for 2017 in the Eagle Ford shale, as well as the five gross (0.6 net) non-operated wells anticipated for 2017 in the Haynesville shale. While the Company may participate in additional non-operated well opportunities in both of these areas during the remainder of 2017, any additional capital expenditures are anticipated to be minimal.

Delaware Basin - Southeast New Mexico and West Texas

Twin Lakes Asset Area - Lea County, New Mexico

Matador is pleased to announce the 24-hour initial potential test result from the D. Culbertson 26-15S-36E TL State #234H (D. Culbertson #234H) well, its first horizontal test of the Wolfcamp D formation in the eastern portion of its Twin Lakes asset area, as summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
D. Culbertson 26-15S-36E TL State #234H	Wolfcamp D	493	640	600	82%	On ESP	N/A
(1) Flowing casing pressure.

The D. Culbertson #234H well tested 600 BOE per day (82% oil) during a 24-hour initial potential test on ESP, including 493 barrels of oil per day and 640 thousand cubic feet of natural gas per day, from a completed lateral length of approximately 4,400 feet. To Matador’s knowledge, this is the northernmost horizontal test of the Wolfcamp formation in New Mexico. Matador is very pleased with the initial results from this discovery well, which the Company believes confirms the Company’s exploration concept and validates the prospectivity of the Wolfcamp D in the Twin Lakes asset area. This well demonstrates the potential for horizontal exploitation and development of the Wolfcamp formation far to the north of the most currently active areas of the Wolfcamp play in the Delaware Basin. The drilling and completion of the D. Culbertson #234H well provides a solid first step in our understanding of the Wolfcamp D formation in this area, and we expect further improvements as we gain additional knowledge and experience from this well and future tests of the Wolfcamp D formation and as we seek to delineate our Twin Lakes acreage position from east to west.

The D. Culbertson #234H well confirmed a number of expectations that the Company had for the Wolfcamp D in its Twin Lakes area, based on its analysis of offset well data and core data taken in Matador’s Olivine State 5-16S-37E TL #1 (Olivine #1) well, as follows:

•
The Wolfcamp D, which has been the source rock, along with the deeper Woodford shale, for upwards of 1.3 billion barrels of oil and 2.2 trillion cubic feet of natural gas produced from multiple fields in the Twin Lakes area, was found to be capable of producing oil and natural gas in meaningful quantities from a horizontal wellbore;

•
The Wolfcamp D had an initial pressure gradient of approximately 0.6 psi per foot. As expected, the Wolfcamp D formation was over-pressured, but not as over-pressured as observed in the Wolfcamp formation in the southern parts of the play, where the initial formation pressure gradient approaches 0.8 psi per foot;

•	The D. Culbertson #234H well tested at an oil cut of 82%, which was within the expected range of 80 to 90%;

•
The D. Culbertson #234H well has produced at a water-to-oil ratio of approximately one barrel of water or less per barrel of oil produced, which was anticipated but is much lower than the water-to-oil ratio of over three barrels of water per barrel of oil produced in the southern parts of the Wolfcamp play; and

•
As a result of the higher oil cut and somewhat lower reservoir pressure gradient, the D. Culbertson #234H well required, as anticipated, the early installation of artificial lift, and in this case, Matador chose to use an ESP.

The D. Culbertson #234H well drilled faster than anticipated. The well was drilled in approximately 23 days from spud to a total depth of 16,132 feet. The landing target chosen for this initial test was a higher porosity, highly organic section of the Wolfcamp D about 20 to 30 feet in thickness. The entire horizontal lateral length of this well was drilled fully within the identified target interval. Completion operations on the D. Culbertson #234H well were more challenging than anticipated, but Matador’s completion team successfully pumped 25 fracture stages with between five to eight perforation clusters per stage spaced at 24 to 35 feet per stage, pumping approximately 233,000 barrels of fluid and approximately 12.3 million pounds of primarily 30/50 sand. Stages typically ranged from 40 to 60 barrels of fracturing fluid carrying 2,500 to 3,500 pounds of 30/50 sand per completed lateral foot.

Matador will continue to observe the performance of the D. Culbertson #234H well as the Company prepares for its second test of the Wolfcamp D formation in the western portion of its Twin Lakes acreage, the Northeast Kemnitz State #11H well, which is expected to begin late in the third quarter or early in the fourth quarter of 2017. The Wolfcamp D interval is about 800 feet thick in the western portion of the Twin Lakes asset area (as compared to about 400 feet thick at the D. Culbertson #234H location), and Matador plans to continue a methodical approach to this exploratory effort. Matador expects to drill a pilot hole to gather detailed well logs to identify the landing target prior to initiating the horizontal lateral. In addition, Matador expects to run cased-hole logs and to conduct several fracture initiation pressure tests in at least one existing vertical well drilled through the Wolfcamp D near the second well’s location to further help with identifying the landing target and designing the fracture treatments for this well.

Of further note, Cimarex Energy Co. (“Cimarex”) recently proposed, and Matador has agreed to participate as a working interest owner in, a second test of Cimarex’s acreage position offsetting Matador’s western Twin Lakes acreage. Cimarex is proposing to drill a two-mile lateral test in an upper section of the Wolfcamp D. Given the results from its initial test of the Wolfcamp D in the D. Culbertson #234H well, Matador also sees the potential for longer laterals to optimize well productivity in the Twin Lakes area, and the Company’s acreage in several areas lends itself very well to future development with longer laterals. Matador also acquired approximately 800 net acres near the D. Culbertson #234H well at the July 2017 State of New Mexico lease sale.

Rustler Breaks Asset Area - Eddy County, New Mexico

Matador operated three drilling rigs in its Rustler Breaks asset area during most of the second quarter of 2017, beginning in late April. During the second quarter of 2017, the Company completed and turned to sales 13 gross (8.2 net) horizontal wells in this area, including nine gross (7.6 net) operated wells and four gross (0.6 net) non-operated wells. The nine operated wells included five Wolfcamp A-XY completions, one Wolfcamp A-Lower completion and three Wolfcamp B-Blair completions. All nine wells had completed lateral lengths between 4,300 and 4,600 feet. The 24-hour initial potential test results from all nine wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Joe Coleman 13-23S-27E RB #206H	Wolfcamp A-XY	1,381	2,756	1,840	75%	1,950	30/64”
Kathy Coleman 14-23S-27E RB #206H	Wolfcamp A-XY	1,316	2,634	1,755	75%	2,000	30/64”
Guitar 10-24S-28E RB #201H	Wolfcamp A-XY	1,165	2,122	1,518	77%	2,320	32/64”
Warren 25-23S-27E RB #203H	Wolfcamp A-XY	751	1,189	949	79%	1,250	30/64”
Warren Fed Com 25-23S-27E RB #206H	Wolfcamp A-XY	700	1,337	923	76%	1,280	34/64”
Guitar 10-24S-28E RB #205H	Wolfcamp A-Lower	870	1,708	1,155	75%	1,590	32/64”
Paul 25-24S-28E RB #225H	Wolfcamp B-Blair	986	8,568	2,414	41%	3,300	32/64”
Guitar 10-24S-28E RB #221H	Wolfcamp B-Blair	643	6,386	1,707	38%	3,600	24/64”
B. Banker 33-23S-28E RB #206H	Wolfcamp B-Blair	611	7,154	1,803	34%	2,250	36/64”
(1) Flowing casing pressure.

Overall, the well results achieved in the Rustler Breaks asset area in the second quarter of 2017 continued to meet or exceed the Company’s expectations. Of particular note in the second quarter were the results from the Guitar 10-24S-28E RB #205H (Guitar #205H) well, a Wolfcamp A-Lower completion, and the Joe Coleman 13-23S-27E RB #206H (Joe Coleman #206H) and Kathy Coleman 14-23S-27E RB #206H (Kathy Coleman #206H) wells, both Wolfcamp A-XY completions, each of which is described more fully below. The Wolfcamp B-Blair completions also continued to deliver strong results in the second quarter of 2017 and contributed to the Company’s 19% increase in natural gas production during the second quarter of 2017.

The Guitar #205H well was Matador’s first Wolfcamp A-Lower completion in the Rustler Breaks asset area, and this well flowed 1,155 BOE per day (75% oil) during a 24-hour initial potential test from a completed lateral length of approximately 4,300 feet. This lower, more organic section of the Wolfcamp A is located about 150 to 200 feet below the Wolfcamp A-XY interval. Matador has successfully tested and produced the Wolfcamp A-Lower target in its Wolf and Jackson Trust asset areas in Loving County, Texas. Matador is pleased with these initial results from the Guitar #205H, which validates the Wolfcamp A-Lower as another completion target in the Rustler Breaks asset area. Matador plans to drill additional Wolfcamp A-Lower wells at Rustler Breaks going forward.

The Joe Coleman #206H and the Kathy Coleman #206H wells were both Wolfcamp A-XY completions located in the northwestern portion of the Rustler Breaks asset area, close to the Tom Walters 12-23S-27E RB #203H (Tom Walters #203H) well discussed in the Company’s prior earnings releases. Both of these wells are among the best Wolfcamp A-XY wells drilled in the Rustler Breaks asset area, with early performance comparable to that of the Tom Walters #203H well. As of late July 2017, in approximately two months of production, the Joe Coleman #206H and Kathy Coleman #206H wells have produced approximately 92,000 BOE (74% oil) and 90,000 BOE (73% oil), respectively, and both wells are tracking 15 to 20% above the Company’s 900,000 BOE Wolfcamp A-XY type curve for the Rustler Breaks asset area. As of late July 2017, the Tom Walters #203H well had produced approximately 180,000 BOE (74% oil) in its first six months of production, including about 15 days of shut-in time, and is also tracking above the Company’s 900,000 BOE Wolfcamp A-XY type curve for this area. Both the Joe

Coleman #206H and the Kathy Coleman #206H wells, as well as the Tom Walters #203H well, further confirm the potential for the Wolfcamp A-XY interval throughout the Rustler Breaks acreage position.

As of late July 2017, Matador’s two best Wolfcamp A-XY wells in the Rustler Breaks asset area, the Dr. Scrivner Federal 01-24S-28E RB #208H and the Paul 25-24S-28E RB #221H wells, had produced, approximately 254,000 BOE (73% oil) in just over eight months of production and approximately 316,000 BOE (71% oil) in approximately 14 months of production, respectively. Both of these wells are tracking well above the Company’s 900,000 BOE Wolfcamp A-XY type curve for this area. Matador attributes the strong results from many of its recent Wolfcamp A-XY wells to the larger fracture treatments, consisting of approximately 40 barrels of fluid and 3,000 pounds of primarily 30/50 mesh sand per completed lateral foot, including the use of diverting agents, that it has pumped consistently in the Wolfcamp A-XY completions in the Rustler Breaks asset area since mid-2016.

At August 2, 2017, Matador planned to operate three drilling rigs at Rustler Breaks throughout the remainder of 2017, although it may elect to move one of these rigs to its Antelope Ridge asset area late in the third quarter or early in the fourth quarter of 2017 to begin testing recently acquired acreage in that area. Matador’s drilling success at Rustler Breaks has resulted in natural gas volumes that exceed the 60 million cubic feet per day capacity of the Black River Processing Plant operated by San Mateo. San Mateo’s expansion of the Black River Processing Plant to provide an incremental 200 million cubic feet per day of natural gas processing capacity is expected to be operational late in the first quarter of 2018. In the meantime, Matador has secured and is using third-party options for its excess natural gas processing needs.

Ranger and Arrowhead Asset Areas – Lea County, New Mexico and Eddy County, New Mexico

Matador operated one drilling rig in its Ranger and Arrowhead asset areas during most of the second quarter of 2017. During the second quarter of 2017, the Company completed and turned to sales two gross (0.8 net) horizontal wells in these areas, including one gross (0.7 net) operated well and one gross (0.1 net) non-operated well. The operated well was a Second Bone Spring test in the Arrowhead asset area, the Stebbins 20 Federal #123H (Stebbins 20 #123H), and the non-operated well was also a Second Bone Spring test in the Ranger asset area. During the second quarter of 2017, Matador had several additional operated wells in progress in the Ranger and Arrowhead asset areas that should be completed and turned to sales during the third quarter. The 24-hour initial potential test result from the Stebbins 20 #123H well is summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Stebbins 20 Federal #123H	Second Bone Spring	825	1,111	1,010	82%	On ESP	N/A
(1) Flowing casing pressure.

The Stebbins 20 #123H well was Matador’s first operated well in the Arrowhead asset area. This Second Bone Spring test had a completed lateral length of approximately 4,300 feet and was completed with 15 fracture stages carrying a total of approximately 150,000 barrels of fracturing fluid and approximately 8.5 million pounds of primarily 20/40 mesh sand (or about 2,000 pounds of sand per completed lateral foot). Early performance from the Stebbins 20 #123H well has exceeded expectations, and the well has shown minimal decline, producing approximately 61,000 BOE, or almost 1,000 BOE per day, in just over two months of production as of late July 2017. After its first two months of production, the Stebbins 20 #123H well is tracking ahead of Matador’s 700,000 BOE Second Bone Spring type curve for the Ranger and Arrowhead asset areas.

Matador also completed a second well on the initial Stebbins pad in early July 2017, the Stebbins 20 Federal #133H (Stebbins 20 #133H) well, which is a Third Bone Spring completion. At August 2, 2017, an ESP had just been installed on this well, and Matador expects to conduct the 24-hour initial potential test on this well once the ESP is fully operational.

Matador is very pleased with the initial results from the Stebbins 20 #123H well and looks forward to the initial results from the Stebbins 20 #133H well. With continued encouraging results, the Stebbins acreage block could become a focus for future drilling activity in Matador’s Arrowhead asset area. The Company has recently received 14 federal permits for drilling additional wells on this acreage block over the next few years, and this acreage block also lends itself to laterals longer than one mile.

As noted above, Matador also participated in one non-operated well in its Ranger asset area in the second quarter of 2017. This well, the COG Operating (Concho Resources Inc.) Geronimo Federal Com #11H well, a Second Bone Spring test, had a 24-hour initial potential test rate of 1,630 BOE per day (91% oil). Matador owns an approximate 11% working interest in this well, which is located about nine miles west of its Mallon wells and offsets other Matador acreage in the Ranger asset area.

Wolf and Jackson Trust Asset Areas - Loving County, Texas

Matador operated one drilling rig in its Wolf asset area during the second quarter of 2017. During the second quarter of 2017, the Company completed and turned to sales five gross (4.2 net) operated horizontal wells in this area, including four wells completed in the Second Bone Spring and one well completed in the Wolfcamp A-XY. The 24-hour initial potential test results from each of these five wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Arno 78-TTT-B33 WF #121H	Second Bone Spring	341	2,934	830	41%	1,480	40/64”
Arno 78-TTT-B33 WF #122H	Second Bone Spring	255	3,043	762	33%	1,525	40/64”
Dorothy White 82-TTT-B33 WF #124H	Second Bone Spring	427	3,022	931	46%	1,671	40/64”
Dorothy White 82-TTT-B33 WF #127H	Second Bone Spring	375	1,953	700	54%	950	44/64”
Arno 78-TTT-B33 WF #202H	Wolfcamp A-XY	310	7,172	1,505	21%	3,150	36/64”
(1) Flowing casing pressure.

The Arno 78-TTT-B33 WF #121H (Arno #121H), Arno 78-TTT-B33 WF #122H (Arno #122H) and Arno 78-TTT-B33 WF #202H (Arno #202H) wells are located in the southernmost portion of the Wolf asset area, and all three wells were drilled in batch mode from the same pad. The results from the Arno #121H and #122H wells confirmed the prospectivity of the Second Bone Spring target across the entire Wolf asset area from the Billy Burt leasehold in the north through the Dorothy White leasehold in the center to the Arno leasehold to the south. As expected, and as has been observed in the Wolfcamp A formation as well, the Second Bone Spring exhibited a somewhat higher natural gas percentage at the Arno leasehold. Having confirmed the prospectivity of the Second Bone Spring target across the entire Wolf asset area, Matador expects to return its focus in the Wolf asset area to drilling and completing the Wolfcamp A-XY and additional new targets, such as the Avalon and the Wolfcamp B, for the remainder of 2017. Many of these wells will also be longer laterals, with most between 6,000 and 8,000 feet in length.

Test results and early performance from the Arno #202H, a Wolfcamp A-XY completion, were similar to those from the original Wolfcamp A-XY test drilled on the Arno leasehold, the Arno 78-TTT-B33 WF #201H (Arno #201H) well. As of late July 2017, the Arno #201H well had produced 425,000 BOE (30% oil) in approximately 29 months of production, and Matador estimates the ultimate recovery from this well at approximately 1 million BOE.

During the second quarter of 2017, Matador began drilling its first tests of the Avalon and Wolfcamp B formations in the Wolf asset area, the Barnett 90-TTT-B01 WF #104H (Barnett #104H) and Barnett 90-TTT-B01 WF #224H (Barnett #224H) wells, respectively. As of August 2, 2017, the Barnett #104H and #224H wells had been drilled and completed, and the fracturing plugs between stages were being drilled out prior to flowback. The Wolfcamp B formation has been tested successfully by other operators nearby in Loving and Reeves Counties, Texas, and Matador is optimistic about the prospectivity of the Wolfcamp B on its Wolf acreage. Although the nearest recent Avalon tests are approximately 10 miles away from Matador’s Wolf asset area, Matador was very encouraged by the results it observed in the Avalon from the whole core and detailed suite of well logs taken in a nearby pilot hole on the Barnett leasehold in 2016. The Avalon formation is over 800 feet thick in the Wolf asset area, and the interval being tested in the Barnett #104H well is the first of two potential landing targets in the Avalon identified by Matador’s geoscience team. Hydrocarbon shows during the drilling of the lateral section of the Avalon in the Barnett #104H well were also very encouraging.

Finally, Matador is pleased to note that its land team acquired approximately 1,100 gross (760 net) acres in the Wolf asset area through a trade with another operator, leasing activities and working interest acquisitions. Matador estimates that this trade along with the new leases will provide up to 32 additional Matador-operated drilling locations in the Wolf asset area. Further, these acquisitions have enhanced the Company’s ability to drill longer laterals in several portions of the Wolf asset area. Matador expects to continue making similar trades and acquiring new leasehold and working interests where possible going forward, not only in its Wolf asset area, but also throughout its entire Delaware Basin acreage position.

Eagle Ford Shale - South Texas

During the second quarter of 2017, Matador drilled and completed five wells in the Eagle Ford shale in South Texas. Two of these wells, the Falls City #1H and #2H wells, both located in Karnes County, were turned to sales in mid-June 2017. The other three wells, the Martin Ranch C #11H well and the Martin MAK D #49H and D #50H wells, all located in La Salle County, were turned to sales in early July 2017. Matador has a 100% working interest in each of these wells. The completion of these five wells concluded Matador’s operated drilling program in the Eagle Ford shale for 2017. The 24-hour initial potential test results from all five of these Eagle Ford shale wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Falls City #1H	Eagle Ford	1,457	841	1,597	91%	2,700	20/64”
Falls City #2H	Eagle Ford	1,480	968	1,641	90%	2,755	20/64”
Martin Ranch C #11H	Eagle Ford	1,015	370	1,079	94%	2,040	22/64”
Martin MAK D #49H	Eagle Ford	1,198	696	1,318	92%	1,790	22/64”
Martin MAK D #50H	Eagle Ford	1,116	623	1,223	91%	1,760	22/64”

	Total	6,266	3,498	6,858	91%
(1) Flowing casing pressure.

Matador was very pleased with the initial results from this five-well drilling program. While it is still early, production from each of these wells is tracking ahead of Matador’s best Eagle Ford well in each county, the Sickenius A #1H in Karnes County and the Martin Ranch A #1H in La Salle County. Further, although these newly completed Eagle Ford wells had minimal impact on the Company’s second quarter 2017 production, the initial production from these wells has almost doubled Matador’s average daily oil equivalent production from the Eagle Ford shale, as compared to its second quarter 2017 Eagle Ford production levels.

The Falls City #1H and #2H wells had completed lateral lengths of approximately 5,900 and 5,400 feet, respectively, while the Martin Ranch and Martin MAK wells had completed lateral lengths of approximately 4,800 feet each. Matador had originally planned to drill up to 7,600-foot laterals on the two Falls City wells, but modified its plans to drill in front of, as opposed to drilling through, a large normal fault traversing the Falls City leasehold. Matador also appreciated the close coordination provided by Patterson-UTI Drilling Company with regard to these wells, mobilizing an inactive rig out of its South Texas yard and enabling Matador to drill these five Eagle Ford wells very efficiently, including a record drilling time for one of the Eagle Ford wells on the Martin Ranch leasehold.

Matador completed these five wells using a new Eagle Ford Generation 8 stimulation design incorporating features from its fracture treatments in the Delaware Basin, including more fracture stages, tighter perforation cluster spacing and the use of diverting agents. Each of these wells was completed with seven perforation clusters per stage at 20-foot cluster spacing, with each stage consisting of 38 barrels of fluid and 2,000 pounds of primarily 30/50 mesh sand per completed lateral foot. Each of the Martin Ranch and Martin MAK wells was treated with 34 fracturing stages, while the longer Falls City #1H and #2H wells were treated with 42 and 39 fracturing stages, respectively. Diverting agents were used in each stage of all five treatments. Simultaneous fracturing operations were used to treat both sets of wells, which resulted in as many as ten treatment stages being pumped in a single day.

Haynesville Shale - Northwest Louisiana and East Texas

During the second quarter of 2017, Matador participated as a non-operator in the completion of five gross (0.6 net) Haynesville shale wells, and all five of these wells were turned to sales during the second quarter. Of particular importance were the three gross (0.6 net) wells that were completed and turned to sales on the Blount leasehold operated by Chesapeake in the Company’s Elm Grove asset area. Chesapeake drilled these three wells in late 2015, but delayed completion until early 2017. All three of the Blount wells were completed using over 5,000 pounds of proppant per foot of completed lateral, and each well had a completed lateral length of about 4,700 feet.

All three Blount wells were turned to sales with initial flow rates of between 16 and 18 million cubic feet of natural gas per day at flowing casing pressures in excess of 7,000 psi, and these wells have yet to exhibit much decline from their initial flow rates. In addition, the Company also benefited in the second quarter of 2017 from the flush production of several offsetting Haynesville shale wells that were returned to sales after being temporarily shut in while the Blount wells were completed. These results contributed to an increase of 14% in Matador’s Haynesville/Cotton Valley natural gas production in Northwest Louisiana and East Texas from approximately 29.2 million cubic feet per day in the first quarter of 2017 to approximately 33.2 million cubic feet per day in the second quarter of 2017.

At August 2, 2017, Matador did not plan to conduct any operated drilling operations, nor did it expect to participate in any significant additional non-operated drilling and completion operations, in the Haynesville shale during the remainder of 2017. Matador may, from time to time, participate in non-operated well proposals with estimated economic returns comparable to its Delaware Basin drilling program, including the participation in one or more re-fracturing operations proposed on Haynesville wells in which the Company has a small working interest. Capital commitments to such projects are expected to be minimal in comparison to the Company’s 2017 total estimated capital expenditures.

Midstream Update

During the second quarter of 2017, Matador’s San Mateo midstream joint venture initiated the expansion of the Black River Processing Plant to add an incremental 200 million cubic feet per day to the existing 60 million cubic feet per day of cryogenic natural gas processing capacity. At August 2, 2017, the expansion project was proceeding on schedule, and the incremental natural gas processing capacity is expected to become operational late in the first quarter of 2018.

At August 2, 2017, San Mateo was moving forward with its plans to drill an additional salt water disposal well in the Rustler Breaks asset area and to build out additional oil, natural gas and salt water gathering systems in the Wolf and Rustler Breaks asset areas. This second salt water disposal well in the Rustler Breaks asset area is expected to spud in early August. This well (and potentially others in the near future) is needed to handle Matador’s salt water disposal needs in the Rustler Breaks asset area, as well as other newly-contracted third-party salt water disposal volumes in the area. San Mateo recently entered into a salt water disposal agreement with another operator in the Rustler Breaks area to dispose of up to 12,000 barrels of salt water per day.

Matador incurred approximately $12 million in capital expenditures related to these projects during the second quarter of 2017 and has incurred approximately $22 million through June 30, 2017, or approximately 37% of its anticipated 2017 midstream capital expenditures. Midstream capital expenditures are about $4 million ahead of the Company’s expectations at June 30, 2017, due primarily to certain midstream projects being initiated sooner than originally anticipated. Matador is very pleased with the first few months of operations and with the direction of the San Mateo joint venture following its inception in February 2017.

Delaware Basin Acreage Update

At August 2, 2017, Matador held 189,500 gross (108,000 net) acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas, as shown in the table below.

Matador’s Permian Basin Acreage at August 2, 2017 (approximate):

Asset Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	28,900	16,800
Arrowhead (Eddy County, NM)	52,300	19,700
Rustler Breaks (Eddy County, NM)	35,300	18,900
Antelope Ridge (Lea County, NM)	11,600	8,100
Wolf and Jackson Trust (Loving County, TX)	13,600	9,100
Twin Lakes (Lea County, NM)	46,300	34,200
Other	1,500	1,200
Total	189,500	108,000

During the second quarter of 2017 and through August 2, 2017, Matador acquired approximately 8,300 net acres in the Delaware Basin, mostly in and around its existing acreage positions, including new leasing activities, acquisition of small interests from mineral and working interest owners in Matador’s operated wells and acreage trades or term assignments with other operators. Matador closed over 20 such transactions in the period from April 1 through August 2, 2017. As an example, recent acreage acquisitions and the aforementioned trade in the Wolf asset area added approximately 760 net acres in this area, but more importantly, the Company estimates this acreage will provide up to 32 additional Matador-operated drilling locations, as well as additional proved undeveloped reserves. Matador incurred capital expenditures of approximately $28 million during this period to acquire this additional acreage throughout the Delaware Basin, as well as for new 3-D seismic data across portions of its Wolf asset area.

Capital Spending Update

As provided in its 2017 capital spending guidance estimates, as updated during its Analyst Day presentation on March 23, 2017 and affirmed on August 2, 2017, Matador anticipates that it will incur capital expenditures of (1) $400 to $420 million for drilling, completing and equipping operated and non-operated wells in 2017, primarily in the Delaware Basin and (2) $56 to $64 million for its share of various midstream projects undertaken by San Mateo, representing 51% of an estimated 2017 joint venture capital expenditure budget of $110 to $125 million. The Company’s estimated 2017 capital expenditures for drilling, completing and equipping its wells account for a 10 to 15% increase in expected total well costs attributable to higher anticipated oilfield service costs and in particular, stimulation costs, in 2017 as compared to 2016. Matador has allocated substantially all of its estimated 2017 capital expenditures to the Delaware Basin, with the exception of amounts allocated to limited operations in the Eagle Ford (including the five wells drilled and completed in 2017) and Haynesville shales to maintain and extend leases and to participate in those non-operated well opportunities where, in both cases, economic returns are expected to be comparable to Matador’s Delaware Basin wells.

During the second quarter of 2017, Matador’s capital spending in these categories was approximately $148 million, including approximately $136 million for drilling and completion operations and approximately $12 million for midstream operations. Capital spending for drilling, completing and equipping wells of $136 million was in line with expectations for the second quarter (after being below expectations in the first quarter) as a result of the timing of completion operations as certain wells scheduled to be completed late in the first quarter were actually completed early in the second quarter. The midstream expenditures were somewhat higher than anticipated in the second quarter, but this outcome is again a result of timing, with certain 2017 proposed midstream initiatives getting underway earlier than originally anticipated. As of June 30, 2017, Matador had incurred approximately $241 million, or about 51%, of its anticipated 2017 projected capital expenditures. Matador’s capital spending at June 30, 2017 is on target with its projected capital expenditures of $242 million for the first six months of 2017, as provided in its March 23, 2017 Analyst Day presentation.

Matador intends to continue acquiring acreage and mineral interests, principally in the Delaware Basin, throughout 2017. These expenditures are opportunity specific and per-acre prices can vary significantly based on the opportunity. As a result, it is difficult to estimate these 2017 capital expenditures with any degree of certainty; therefore, Matador has not provided estimated capital expenditures related to acreage and mineral acquisitions for 2017. Matador will provide periodic updates regarding completed acquisitions, as it has done in the Delaware Basin Acreage Update in this earnings release.

Liquidity Update

At June 30, 2017, the borrowing base under Matador’s revolving credit facility was $450 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at December 31, 2016, with the Company maintaining its “elected borrowing commitment” at $400 million. At June 30, 2017, Matador had cash on hand totaling approximately $131 million, not including approximately $15 million of restricted cash (most of which is associated with San Mateo), no outstanding borrowings under the Company’s revolving credit facility and approximately $0.8 million in outstanding letters of credit. At August 2, 2017, the Company continued to have no outstanding borrowings under its credit facility, other than approximately $0.8 million in outstanding letters of credit.

At August 2, 2017, Matador remained in a strong financial position and is well funded to execute the remainder of its 2017 drilling program and midstream operations, primarily using cash on hand and anticipated cash flows from operations, but can call upon its fully undrawn line of credit should additional capital be needed. Currently, Matador does not have a separate line of credit for its midstream operations.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.

At August 2, 2017, Matador had the following hedges in place, in the form of costless collars, for the remainder of 2017.

•	Approximately 2.1 million barrels of oil at a weighted average floor price of $45 per barrel and a weighted average ceiling price of $56 per barrel.

•	Approximately 10.5 billion cubic feet of natural gas at a weighted average floor price of $2.51 per MMBtu and a weighted average ceiling price of $3.60 per MMBtu.

Matador estimates that it now has approximately 65% of its anticipated oil production and approximately 70% of its anticipated natural gas production hedged for the remainder of 2017 based on the midpoint of its updated production guidance.

At August 2, 2017, Matador had the following hedges in place, in the form of costless collars, for 2018.

•	Approximately 1.9 million barrels of oil at a weighted average floor price of $44 per barrel and a weighted average ceiling price of $63 per barrel.

•	Approximately 16.8 billion cubic feet of natural gas at a weighted average floor price of $2.58 per MMBtu and a weighted average ceiling price of $3.67 per MMBtu.

Conference Call Information

The Company will host a live conference call on Thursday, August 3, 2017, at 9:00 a.m. Central Time to review its second quarter 2017 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 59566181. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through August 31, 2017.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; the ability of the Company’s midstream joint venture to expand the Black River cryogenic processing plant, the timing of such expansion and the operating results thereof; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering systems and the drilling of any additional salt water disposal wells; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash	$131,466	$212,884
Restricted cash	15,040	1,258
Accounts receivable
Oil and natural gas revenues	39,621	34,154
Joint interest billings	37,387	19,347
Other	7,303	5,167
Derivative instruments	7,067	—
Lease and well equipment inventory	2,957	3,045
Prepaid expenses and other assets	5,946	3,327
Total current assets	246,787	279,182
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,694,766	2,408,305
Unproved and unevaluated	567,009	479,736
Other property and equipment	204,299	160,795
Less accumulated depletion, depreciation and amortization	(1,939,570)	(1,864,311)
Net property and equipment	1,526,504	1,184,525
Other assets
Derivative instruments	2,992	—
Other assets	793	958
Total other assets	3,785	958
Total assets	$1,777,076	$1,464,665
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,371	$4,674
Accrued liabilities	151,336	101,460
Royalties payable	35,423	23,988
Amounts due to affiliates	5,865	8,651
Derivative instruments	1,192	24,203
Advances from joint interest owners	5,468	1,700
Amounts due to joint ventures	4,873	4,251
Other current liabilities	656	578
Total current liabilities	212,184	169,505
Long-term liabilities
Senior unsecured notes payable	573,988	573,924
Asset retirement obligations	22,391	19,725
Derivative instruments	—	751
Amounts due to joint ventures	—	1,771
Other long-term liabilities	6,142	7,544
Total long-term liabilities	602,521	603,715
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 and 120,000,000 shares authorized; 100,399,756 and 99,518,764 shares issued; and 100,324,852 and 99,511,931 shares outstanding, respectively	1,004	995
Additional paid-in capital	1,453,341	1,325,481
Accumulated deficit	(563,858)	(636,351)
Treasury stock, at cost, 74,904 and 6,833 shares, respectively	(745)	—
Total Matador Resources Company shareholders’ equity	889,742	690,125
Non-controlling interest in subsidiaries	72,629	1,320
Total shareholders’ equity	962,371	691,445
Total liabilities and shareholders’ equity	$1,777,076	$1,464,665

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Oil and natural gas revenues	$113,764	$69,336	$228,611	$113,262
Third-party midstream services revenues	2,099	918	3,654	1,391
Realized gain (loss) on derivatives	558	2,465	(1,661)	9,528
Unrealized gain (loss) on derivatives	13,190	(26,625)	33,821	(33,464)
Total revenues	129,611	46,094	264,425	90,717
Expenses
Production taxes, transportation and processing	12,875	10,556	24,682	18,459
Lease operating	16,040	12,183	31,797	26,695
Plant and other midstream services operating	2,942	1,061	5,283	2,088
Depletion, depreciation and amortization	41,274	31,248	75,266	60,170
Accretion of asset retirement obligations	314	289	614	552
Full-cost ceiling impairment	—	78,171	—	158,633
General and administrative	17,177	13,197	33,515	26,360
Total expenses	90,622	146,705	171,157	292,957
Operating income (loss)	38,989	(100,611)	93,268	(202,240)
Other income (expense)
Net gain on asset sales and inventory impairment	—	1,002	7	2,067
Interest expense	(9,224)	(6,167)	(17,679)	(13,365)
Other income	1,922	29	1,991	124
Total other expense	(7,302)	(5,136)	(15,681)	(11,174)
Net income (loss)	31,687	(105,747)	77,587	(213,414)
Net income attributable to non-controlling interest in subsidiaries	(3,178)	(106)	(5,094)	(93)
Net income (loss) attributable to Matador Resources Company shareholders	$28,509	$(105,853)	$72,493	$(213,507)
Earnings (loss) per common share
Basic	$0.28	$(1.15)	$0.72	$(2.40)
Diluted	$0.28	$(1.15)	$0.72	$(2.40)
Weighted average common shares outstanding
Basic	100,211	92,346	100,005	88,826
Diluted	100,227	92,346	100,455	88,826

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2017	2016
Operating activities
Net income (loss)	$77,587	$(213,414)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(33,821)	33,464
Depletion, depreciation and amortization	75,266	60,170
Accretion of asset retirement obligations	614	552
Full-cost ceiling impairment	—	158,633
Stock-based compensation expense	11,192	5,553
Amortization of debt issuance cost	64	592
Net gain on asset sales and inventory impairment	(7)	(2,067)
Changes in operating assets and liabilities
Accounts receivable	(25,642)	(2,751)
Lease and well equipment inventory	(140)	(514)
Prepaid expenses	(2,619)	186
Other assets	165	520
Accounts payable, accrued liabilities and other current liabilities	4,442	2,451
Royalties payable	11,435	153
Advances from joint interest owners	3,768	5,083
Income taxes payable	—	(2,848)
Other long-term liabilities	(1,062)	3,837
Net cash provided by operating activities	121,242	49,600
Investing activities
Oil and natural gas properties capital expenditures	(328,929)	(162,381)
Expenditures for other property and equipment	(41,743)	(47,548)
Proceeds from sale of assets	977	—
Restricted cash	—	43,437
Restricted cash in less-than-wholly-owned subsidiaries	(13,783)	460
Net cash used in investing activities	(383,478)	(166,032)
Financing activities
Proceeds from issuance of common stock	—	142,350
Cost to issue equity	—	(768)
Proceeds from stock options exercised	2,201	—
Contributions related to formation of Joint Venture	171,500	—
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	14,700	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(1,960)	—
Taxes paid related to net share settlement of stock-based compensation	(2,970)	(1,009)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	(2,653)	—
Net cash provided by financing activities	180,818	140,573
(Decrease) increase in cash	(81,418)	24,141
Cash at beginning of period	212,884	16,732
Cash at end of period	$131,466	$40,873

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended			Year Ended
(In thousands)	June 30, 2017	March 31, 2017	June 30, 2016	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$28,509	$43,984	$(105,853)	$(97,421)
Net income attributable to non-controlling interest in subsidiaries	3,178	1,916	106	364
Net income (loss)	31,687	45,900	(105,747)	(97,057)
Interest expense	9,224	8,455	6,167	28,199
Total income tax provision (benefit)	—	—	—	(1,036)
Depletion, depreciation and amortization	41,274	33,992	31,248	122,048
Accretion of asset retirement obligations	314	300	289	1,182
Full-cost ceiling impairment	—	—	78,171	158,633
Unrealized (gain) loss on derivatives	(13,190)	(20,631)	26,625	41,238
Stock-based compensation expense	7,026	4,166	3,310	12,362
Net gain on asset sales and inventory impairment	—	(7)	(1,002)	(107,277)
Consolidated Adjusted EBITDA	76,335	72,175	39,061	158,292
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(3,683)	(2,216)	(115)	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$72,652	$69,959	$38,946	$157,892

	Three Months Ended			Year Ended
(In thousands)	June 30, 2017	March 31, 2017	June 30, 2016	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$59,933	$61,309	$31,242	$134,086
Net change in operating assets and liabilities	7,198	2,455	1,944	(1,809)
Interest expense, net of non-cash portion	9,204	8,411	5,875	27,051
Current income tax provision (benefit)	—	—	—	(1,036)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(3,683)	(2,216)	(115)	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$72,652	$69,959	$38,946	$157,892

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$28,509	$43,984	$(105,853)
Total income tax provision	—	—	—
Income (loss) attributable to Matador Resources Company shareholders before taxes	28,509	43,984	(105,853)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	—	78,171
Unrealized (gain) loss on derivatives	(13,190)	(20,631)	26,625
Net gain on asset sales and inventory impairment	—	(7)	(1,002)
Non-recurring transaction costs associated with the formation of San Mateo Joint Venture	—	3,458	—
Non-recurring expenses related to stock-based compensation (1)	1,515	—	—
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	16,834	26,804	(2,059)
Income tax provision (benefit) (2)	5,892	9,381	(721)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$10,942	$17,423	$(1,338)

Basic weighted average shares outstanding, without participating securities	98,994	98,603	92,346
Dilutive effect of participating securities	1,217	1,196	—
Weighted average shares outstanding, including participating securities - basic	100,211	99,799	92,346
Dilutive effect of options and restricted stock units	16	499	—
Weighted average common shares outstanding - diluted	100,227	100,298	92,346
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.11	$0.17	$(0.01)
Diluted	$0.11	$0.17	$(0.01)

(1) Non-recurring, non-cash expense attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors.
(2) Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At June 31, 2017	At December 31, 2016	At June 30, 2016
Standardized Measure	$1,001.9	$575.0	$468.3
Discounted future income taxes	85.0	6.5	4.9
PV-10	$1,086.9	$581.5	$473.2